THE DREYFUS FAMILY OF FUNDS
(General Family of Funds)

Rule 18f-3 Plan

           Rule 18f-3 under the Investment Company Act of 1940, as amended (the “1940 Act”), requires that the Board of an investment company desiring to offer multiple classes pursuant to said Rule adopt a plan setting forth the separate arrangement and expense allocation of each class, and any related conversion features or exchange privileges.

          The Board, including a majority of the non-interested Board members, of each of the investment companies, or series thereof, listed on Schedule A attached hereto (each, a “Fund”) which desires to offer multiple classes has determined that the following plan is in the best interests of each class individually and the Fund as a whole:

           1.     Class Designation: Fund shares shall be divided into Class A, Class B, E*TRADE Class and Class X, except as otherwise indicated on Schedule A attached hereto.

           2.     Differences in Services: The services offered to shareholders of each Class shall be similar, except for certain services provided to each Class pursuant to separate plans adopted by the Fund's Board and except that the Automatic Withdrawal Plan, Automatic Asset Builder, Payroll Savings Plan, Government Direct Deposit Privilege, TeleTransfer Privilege, and Checkwriting Privilege shall be available only to holders of Class A or Class B shares. In addition, no Exchange Privilege or Dividend Sweep Privilege shall be available to holders of E*TRADE Class shares.

           3.     Differences in Distribution Arrangements: Shares of each Class shall be offered at net asset value.

           Class A shares of each Fund listed on Schedule B attached hereto shall be subject to payments for distributing Class A shares and servicing shareholder accounts at the annual rate of up to .20% of the value of the average daily net assets of Class A pursuant to a Service Plan adopted in accordance with Rule 12b-1 under the 1940 Act.

           Class B shares and E*TRADE Class shares of each Fund offering such Classes shall be subject to payments for distributing such shares at the annual rate of up to ..20% of the value of the average daily net assets of Class B and E*TRADE Class, respectively, pursuant to a Distribution Plan adopted in accordance with Rule 12b-1 under the 1940 Act. Class B shares and E*TRADE Class shares shall be charged directly for sub-accounting services at the annual rate of .05% of the value of the average daily net assets of Class B and E*TRADE Class, respectively.

           Class X shares of each Fund offering such Class shall be subject to a contingent deferred sales charge (a “CDSC”), as such term is defined under the Conduct Rules of the National Association of Securities Dealers, Inc. (the “NASD”), and to payments for distributing Class X shares at the annual rate of .25% of the value of the average daily net assets of Class X pursuant to a Distribution Plan adopted in accordance with Rule 12b-1 under the 1940 Act. The amount of and provisions relating to the CDSC are set forth on Schedule C attached hereto.

          Each Class of shares shall be subject to a separate Shareholder Services Plan. Under the respective Shareholder Services Plan, Class A shares shall be subject to payments in an amount not to exceed an annual rate of .25% of the value of the average daily net assets of Class A, and each of Class B, E*TRADE Class and Class X shares shall be subject to a service fee at the annual rate of .25% of the value of the average daily net assets of Class B, E*TRADE Class and Class X, respectively. The fee payable pursuant to each Shareholder Services Plan is intended to be a “service fee” as defined under the Conduct Rules of the NASD.

           4.     Expense Allocation: The following expenses shall be allocated, to the extent practicable, on a Class-by-Class basis: (a) fees under the Service Plan, if any, Distribution Plans and Shareholder Services Plans; (b) printing and postage expenses related to preparing and distributing materials, such as shareholder reports, prospectuses and proxies, to current shareholders of a specific Class; (c) Securities and Exchange Commission and Blue Sky registration fees incurred by a specific Class; (d) the expense of administrative personnel and services as required to support the shareholders of a specific Class; (e) litigation or other legal expenses relating solely to a specific Class; (f) transfer agent fees identified by the Fund's transfer agent as being attributable to a specific Class; and (g) Board members' fees incurred as a result of issues relating to a specific Class.

           5.     Exchange Privileges: Class X shares of a Fund shall be exchangeable only for Class X shares of another Fund or for Class B shares of a Dreyfus Premier fund and shares of certain other Classes of other investment companies managed or administered by The Dreyfus Corporation or its affiliates as specified from time to time. Shares of Class A or Class B shall be exchangeable only for shares of certain other investment companies specified from time to time.

Dated: July 19, 1995
Amended: April 14, 1999
Revised as of: January 26, 2005

                                   SCHEDULE A

                  General California Municipal Money Market Fund
                              Class A
                              Class B
                              E*TRADE Class
                  General Government Securities Money Market Funds, Inc.
                  --General Government Securities Money Market Fund
                              Class A
                              Class B
                  --General Treasury Prime Money Market Fund
                              Class A
                              Class B
                              Class X
                  General Money Market Fund, Inc.
                              Class A
                              Class B
                              Class X
                  General Municipal Money Market Funds, Inc.
                  --General Municipal Money Market Fund
                              Class A
                              Class B
                              E*TRADE Class
                              Class X
                  General New York Municipal Money Market Fund
                              Class A
                              Class B
                              E*TRADE Class

SCHEDULE B

General Government Securities Money Market Funds, Inc. --General Government Securities Money Market Fund --General Treasury Prime Money Market Fund General Money Market Fund, Inc.

SCHEDULE C

Contingent Deferred Sales Charge--Class X Shares--A CDSC payable to the Fund’s Distributor shall be imposed on any redemption of Class X shares which reduces the current net asset value of such Class X shares to an amount which is lower than the dollar amount of all payments by the redeeming shareholder for the purchase of Class X shares of the Fund held by such shareholder at the time of redemption. No CDSC shall be imposed to the extent that the net asset value of the Class X shares redeemed does not exceed (i) the current net asset value of Class X shares acquired through reinvestment of dividends or capital gain distributions, plus (ii) increases in the net asset value of the shareholder’s Class X shares above the dollar amount of all payments for the purchase of Class X shares of the Fund held by such shareholder at the time of redemption.

          If the aggregate value of the Class X shares redeemed has declined below their original cost as a result of the Fund’s performance, a CDSC may be applied to the then-current net asset value rather than the purchase price.

          In circumstances where the CDSC is imposed, the amount of the charge shall depend on the number of years from the time the shareholder purchased the Class X shares until the time of redemption of such shares. Solely for purposes of determining the number of years from the time of any payment for the purchase of Class X shares, all payments during a month shall be aggregated and deemed to have been made on the first day of the month. The following table sets forth the rates of the CDSC:

                                            CDSC as a % of Amount
Year Since Purchase                              Invested or
Payment Was Made                             Redemption Proceeds
-------------------                          ----------------------
First                                               4.00

Second                                              4.00

Third                                               3.00

Fourth                                              3.00

Fifth                                               2.00

Sixth                                               1.00

          In determining whether a CDSC is applicable to a redemption, the calculation shall be made in a manner that results in the lowest possible rate. Therefore, it shall be assumed that the redemption is made first of amounts representing shares acquired pursuant to the reinvestment of dividends and distributions; then of amounts representing the increase in net asset value of Class X shares above the total amount of payments for the purchase of Class X shares made during the preceding six years; then of amounts representing the cost of shares purchased six years prior to the redemption; and finally, of amounts representing the cost of shares held for the longest period of time within the applicable six-year period.

Waiver of CDSC--The CDSC shall be waived in connection with (a) redemptions made within one year after the death or disability, as defined in Section 72(m)(7) of the Internal Revenue Code of 1986, as amended (the “Code”), of the shareholder, (b) redemptions by employees participating in qualified or non-qualified employee benefit plans or other programs, (c) redemptions as a result of a combination of any investment company with the Fund by merger, acquisition of assets or otherwise, (d) a distribution following retirement under a tax-deferred retirement plan or upon attaining age 70-1/2 in the case of an IRA or Keogh plan or custodial account pursuant to Section 403(b) of the Code, and (e) redemptions pursuant to any systematic withdrawal plan as described in the Fund’s prospectus. Any Fund shares subject to a CDSC which were purchased prior to the termination of such waiver shall have the CDSC waived as provided in the Fund’s prospectus at the time of the purchase of such shares.